Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2005

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Novopharm Limited	100	Canada
Plantex USA, Inc.	100	United States
Teva Neuroscience, Inc.	100	United States
Teva Pharmaceuticals USA, Inc.	100	United States
Genchem Pharma Ltd.	100	United States
Sicor Inc.	100	United States
Sicor Pharmaceuticals Sales, Inc.	100	United States
Sicor Pharmaceuticals, Inc.	100	United States
Lemery S.A. de C.V.	100	Mexico
Sicor de Mexico S.A. de C.V.	100	Mexico
Sicor Latinoamerica S.A. de C.V.	100	Mexico
Teva Classics S.A.	100	France
Teva Santé SAS	100	France
Teva Pharmaceuticals Germany GmbH	100	Germany
Humantrade Kft	97.36	Hungary
Humantrade Pharmaceutical Wholesale Company Limited by Shares	99.9	Hungary
Teva Hungary Pharmaceutical Marketing Company Limited by Shares (formerly Biogal Teva Pharma Rt)	100	Hungary
Teva Pharmaceutical Works Private Limited Company (formerly Biogal Pharmaceutical Works Ltd.)	99.4	Hungary
Dorom S.r.l.	100	Italy
Prosintex Industrie Chimiche Italiane S.r.l.	100	Italy
Sicor Societa Italiana Corticosteroidi S.r.l.	100	Italy
Teva Pharma Italia S.r.l.	100	Italy
Teva Pharmaceutical Fine Chemicals S.r.l.	100	Italy
Sicor Biotech UAB	100	Lithuania
Medica A.G.	100	Switzerland
Sicor Europe S.A.	100	Switzerland
Orphahell BV	100	The Netherlands
Pharmachemie Group	100	The Netherlands
Rakepoll Holding B.V.	100	The Netherlands
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Teva U.K. Limited (formerly Approved Prescription Services Limited)	100	United Kingdom
Abic Biological Laboratories Teva Ltd.	100	Israel
Abic Ltd.	100	Israel
Assia Chemical Industries Ltd.	100	Israel
Plantex Ltd.	100	Israel
Salomon, Levin and Elstein Ltd.	100	Israel
Teva Medical Ltd.	100	Israel
Tianjin Hualida Biotechnology Company Ltd	45	China